Exhibit 99.1

Editorial Contact:	Investor Contact:
Nikolett Bacso	Jane Underwood
nikolett_bacso@securecomputing.com	jane_underwood@securecomputing.com
206-336-1542	408-979-6186

Secure Computing Reports First Quarter 2006 Results

Company Achieves Better-Than-Expected Non-GAAP Earnings Results

SAN JOSE, Calif., May 4, 2006 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks™, today announced first quarter 2006 revenue of $42.6 million. This represents a 66% increase compared to $25.6 million in the same quarter last year, and a 41% increase compared to revenues of $30.2 million in the prior quarter. On a GAAP basis, net income was $657,000 for the first quarter of 2006. First quarter non-GAAP net income was $8.9 million or $0.15 per fully-diluted share. These non-GAAP results exclude the following items which are included under GAAP: stock-based compensation, amortization of acquired intangible assets, litigation settlement costs, duplicate and one-time integration costs, non-recurring facility move costs, and tax expense (refer to the “Use of Non-GAAP Financial Measures” section for a reconciliation of GAAP to Non-GAAP financial information). Our results of operations include the CyberGuard business from the date of acquisition which was January 12, 2006.

“The first quarter was a particularly important one for Secure Computing,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “We closed the largest acquisition in the company’s history, and began the process of integrating Secure Computing’s and CyberGuard’s worldwide operations. I am pleased to report that all phases of the integration process are either on target or ahead of plan. As a result, I believe the company is well positioned for the quarters ahead.”

First Quarter Financial Highlights:

•	Gross profit in the first quarter was 72% of revenue or $30.7 million. Excluding stock-based compensation and the amortization of acquired intangible assets, gross profit in the first quarter was 74% of revenue or $31.6 million. This compares to 81% of revenue, or $20.6 million, in the year ago quarter and 75% of revenue, or $22.7 million, in the prior quarter.

•	First quarter operating expenses were $29.9 million, or 70% of revenue. First quarter non-GAAP operating expenses were $24.2 million or 57% of revenue, 7 percentage points lower than the year ago quarter.

•	Operating income for the first quarter was 2% of revenue. First quarter non-GAAP operating income was 17% of revenue, a 1 percentage point improvement over the same quarter last year.

•	Net income for the first quarter was $657,000. First quarter non-GAAP net income was $8.9 million or $0.15 per fully-diluted share, compared to non-GAAP net income of $4.3 million, or $0.12 per fully diluted share in the same quarter last year.

•	Deferred revenue increased $25.8 million, bringing the total deferred revenue balance to $64.9 million at the end of March. This represents a 66% increase compared to $39.1 million at December 31, 2005 and is driven primarily by the acquired CyberGuard deferred revenue balance.

•	Indirect bookings were approximately 73% of revenue for the first quarter, compared to 74% in the prior quarter.

•	Days sales outstanding were 65 days.

•	Cash and investments were $96.8 million at March 31, 2006. Cash generated from operations in the quarter was $11.7 million.

“Despite the revenue shortfall that we experienced in Q1, we exceeded our non-GAAP earnings guidance that we provided on our February 2nd conference call,” said Tim Steinkopf, senior vice president of operations and chief financial officer of Secure Computing. “Our ability to exceed our guidance is a direct reflection on the speed and good progress we were able to achieve in integrating CyberGuard into Secure Computing, coupled with our focus on expense control. When comparing the results of the combined operations for the first quarter of 2006 to the results for Secure Computing in the same period for 2005, we increased our cash from operations by $6.9 million, or 110%, our pro forma net income by $4.6 million, or 106%, and our pro forma earnings-per-share by $0.03, or 25%.”

Use of Non-GAAP Financial Measures

Secure Computing provides financial statements that are prepared in accordance with GAAP. In addition, this press release also provides financial measures for net income and earnings per fully-diluted share that are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures enhance the investors’ overall understanding of our financial performance and the comparability of the company’s operating results from period to period. These non-GAAP results exclude the following items which are included under GAAP: stock-based compensation expense, amortization of acquired intangible assets, litigation settlement costs, duplicate and one-time integration costs, non-recurring facility move costs, and tax expense. The following is a reconciliation of GAAP net income and earnings per share to non-GAAP measures.

	Three Months Ended March 31,
	2006	2005
Net Income Reconciliation
Income available to common shareholders	$(12,759)	$4,062

Charge from beneficial conversion of preferred stock	12,603	—
Preferred stock accretion	813	—

Net income	657	4,062
Stock-based compensation	1,674	—
Amortization of acquired intangible assets	2,414	136
Litigation settlement	2,500	—
Duplicate and one-time integration costs	707	—
Facility move costs	300	—
Tax expense	652	127

Net income on a non-GAAP basis	$8,904	$4,325

Net Income per share Reconciliation
Basic earnings per share	$(0.25)	$0.11
Charge from beneficial conversion of preferred stock	0.24	—
Preferred stock accretion	0.02	—
Stock-based compensation	0.03	—
Amortization of acquired intangible assets	0.04	0.01
Litigation settlement	0.04	—
Duplicate and one-time integration costs	0.01	—
Facility move costs	0.01	—
Tax expense	0.01	—

Net income per fully diluted share on a non-GAAP basis	$0.15	$0.12

Weighted average shares outstanding - diluted	58,743	36,670

About Secure Computing

Secure Computing (NASDAQ:SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering the world’s strongest security appliances/firewalls, strong authentication, and content management and filtering solutions, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 14,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and national and local governments. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

Secure Computing’s Outlook Publication Procedures

Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on June 16, 2006, until publication of a press release regarding the second quarter 2006 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the second quarter of 2006:

•	Revenues are expected to be between $43 million to $45 million.

•	GAAP net income is expected to be in the range of $600,000 - $900,000.

•	Non-GAAP gross margin, excluding stock based compensation expense and the amortization of intangibles is expected to be approximately 75%.

•	Non-GAAP operating expenses, excluding stock based compensation expense, amortization of intangibles, and duplicate costs related to integration are expected to be approximately 60% to 62% of revenue.

•	Non-GAAP fully diluted earnings per share, which excludes stock based compensation expense, amortization of intangibles, and duplicate costs related to integration, but includes income tax expense, is expected to be in the range of $0.10 to $0.12 per share assuming a fully diluted weighted average share count of approximately 59 million.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2006	2005
Revenues:
Products	$29,175	$18,837
Services	13,442	6,742

Total revenues	42,617	25,579

Cost of revenues:
Products	8,829	3,676
Services	2,380	1,309
Amortization of purchased intangible assets	723	—

Total cost of revenues	11,932	4,985

Gross profit	30,685	20,594

Operating expenses:
Selling and marketing	15,796	10,125
Research and development	6,924	4,284
General and administrative	3,005	1,928
Amortization of purchased intangible assets	1,691	136
Litigation settlement	2,500	—

	29,916	16,473
Operating income	769	4,121
Other income	540	68

Income before tax	1,309	4,189
Income tax expense	(652)	(127)

Net income	$657	$4,062

Preferred stock accretion	(813)	—
Charge from beneficial conversion of preferred stock	(12,603)	—

Net (loss) income applicable to common shareholders	$(12,759)	$4,062

Basic (loss) earnings per share	$(0.25)	$0.11

Weighted average shares outstanding - basic	51,705	35,827

Diluted (loss) earnings per share	$(0.25)	$0.11

Weighted average shares outstanding - diluted	51,705	36,670

Condensed Consolidated Balance Sheets

	Mar. 31, 2006	Dec. 31, 2005
Assets
Cash and cash equivalents	$61,958	$50,039
Investments	34,856	31,140
Accounts receivable, net	30,947	29,795
Inventory, net	4,226	2,174
Other current assets	12,171	8,473

Total current assets	144,158	121,621

Property and equipment, net	8,952	3,841
Goodwill	312,013	39,230
Intangibles, net	41,955	1,814
Other assets	3,282	5,257

Total assets	$510,360	$171,763

Liabilities and stockholders’ equity
Accounts payable	$6,947	$2,997
Accrued payroll	7,376	4,690
Other accrued expenses	5,737	2,377
Acquisition reserves	3,360	389
Deferred revenue	50,760	29,097

Total current liabilities	74,180	39,550

Acquisition reserves, net of current portion	2,010	364
Deferred revenue, net of current portion	14,152	9,966
Deferred tax liability	3,421	—

Total liabilities	93,763	49,880

Preferred stock	62,821	—
Stockholders’ equity
Common stock	540	370
Additional paid-in capital	437,156	205,970
Accumulated deficit	(83,041)	(83,698)
Accumulated other comprehensive loss	(879)	(759)

Total stockholders’ equity	353,776	121,883

Total liabilities and stockholders’ equity	$510,360	$171,763

Condensed Consolidated Statement of Cash Flows

	Three months ended March 31,
	2006	2005
Operating activities
Net income	$657	$4,062
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	788	578
Amortization of intangible assets	2,509	237
Loss on disposals of property and equipment	20	326
Tax expense generated by NOL utilization	535	—
Share-based compensation	1,674	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	11,128	1,017
Inventories	336	36
Other current assets	2,011	642
Accounts payable	3,139	(493)
Payroll related accruals	(735)	(433)
Accrued liabilities and reserves	(7,126)	(219)
Deferred revenue	(3,237)	(190)

Net cash provided by operating activities	11,699	5,563

Investing activities
Proceeds from sales/maturities of investments	3,252	5,399
Purchases of investments	(6,622)	(2,005)
Purchase of property and equipment, net	(3,837)	(231)
Decrease/(increase) in intangibles and other assets	1,935	(2,658)
Cash paid for business acquisition, net	(69,096)	—

Net cash (used for)/provided by investing activities	(74,368)	505

Financing activities
Proceeds from issuance of preferred stock, net of transaction fees	69,945	—
Proceeds from issuance of common stock	4,667	461
Excess tax benefit from employee stock options	89	—

Net proceeds from financing activities	74,701	461

Effect of exchange rate changes	(113)	19

Net increase in cash and cash equivalents	11,919	6,548
Cash and cash equivalents, beginning of period	50,039	37,899

Cash and cash equivalents, end of period	$61,958	$44,447